NVESTrain - Box 362 - Tiffin Ohio 44883 (567-237-4132)

CONSULTING AGREEMENT

This Agreement dated January 25, 2010 is made by and between Dennis E. Burns PO Box 362, Tiffin Ohio 44883, of Tiffin, Ohio, referred to as "**Consultant**", and Element 92 Resources Corp. 2510 Warren Avenue Cheyenne, WY 82001 a Wyoming Corporation, referred to as the "**Company**"

1. Consultation Services. The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement: The Consultant will consult with the officers of the Company concerning matters relating to the investor relations, maximizing shareholder value and market liquidity and others to promote awareness and exposure of the Company. The consultant will profile the Company on NVESTrain.com for the full length of this contract unless otherwise instructed. The Consultant will directly report to Daniel McKinney "Director" and will also be available to other officers and directors of Element 92 Resources Corp, Inc.. **It is made clear that the Consultant will not engage in any direct stock promotions.** Furthermore, the Consultant will not disseminate any Company information to anyone, unless it's already been made public by the Company via SEC Filings.

2. Terms of Agreement. This Agreement will begin January 25th, 2010 and will end in 12 months unless otherwise agreed upon by both parties.

3. Place Where Services Will Be Rendered. The Consultant will perform most services in accordance with this contract at Tiffin, Ohio but may be required to travel per Company request.

4. Payment to Consultant. The Consultant is to be paid $3,000.00 a mo for 12 months with the option for renewal at any point during the contract. The Consultant will also be paid 200,000 common shares upon the signing of this contract and will be paid 300,000 shares in 120 days or less. Consultant, may from time to time, be reimbursed for costs directly attributed to this agreement, if such costs are pre-approved by the Company in writing.

5. Independent Contractor. Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including: Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

6. Confidential Information. The Consultant agrees that any information received by the Consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial, proprietary information or confidential material or other affairs of the Company will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations without consent of the Company.

Signed:
Dennis Burns / Consultant / Date
/s/ Dennis Burns 1-25-2010

Signed:
Daniel McKinney "Director" / Element 92 Resources Corp.
/s/ Daniel McKinney